Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

First Quarter 2024 Financial Results

May 2, 2024

Welcome [George Karamanos]

Welcome to our Q1 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will provide a business update and discuss Q1 2024 financial results. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Riley will now provide a business update.

Business Update [Riley McCormack]

Thank you, George. Welcome aboard. And hello everyone, thank you for joining today’s call.

As our world becomes increasingly digital and companies progress their digital transformation journeys, Digimarc maximizes the ways in which products and multimedia can digitally interact with the various systems that surround them. We excel at the identification and authentication of physical goods and digital assets, often at massive scale, and often where other means of identification or authentication don’t work well…or don’t work at all.

Our focus is on converting this large Total Addressable Market (TAM) into substantial free cash flow by positioning ourselves to deliver high and long-lasting top line growth at world-class operating margins. This starts with our being easy to begin doing business with and excellent at guiding customers along their digital transformation journey, and is aided by four tailwinds we have been very intentional to create:

1.    Our incredibly deep and wide moats provide us the ability to offer differentiated products. In turn, our differentiated products allow us the ability to create new markets -- as well as disrupt existing ones -- all while delivering best-in-class Gross Margins that will continue to expand as we scale.

2.    The need to identify or authenticate physical goods and digital assets is universal, and thus almost every entity in the world is a potential Digimarc customer. At the same time, our technology allows us to identify and authenticate things where other solutions don’t work well or don’t work at all, which means our ecosystem is comprised of companies incentivized to partner with us as opposed to companies that pose competitive risk. These two truths provide us the exciting opportunity to leverage our partners’ customer lists, pipelines, go-to-market (GTM) resources, and specific domain expertise to deliver quickly scalable and high-gross-profit-margin revenue in a way that is also extremely efficient from an operating expenditure perspective.

3.    There are many use cases that require companies to identify or authenticate their physical items and digital assets and many ways we can configure our technology to achieve these goals, and therefore our ability to productize new functionality is open-ended. This means our already prodigious TAM will continue to grow as we either launch new products or add opportunity-unlocking functionality to existing products.

4.    We engineer our products to be accretive, which means the more Digimarc products a customer buys, the more value each product delivers. This positions us to harvest the low hanging and highly profitable fruit of cross sells and upsells for years to come.

The combination of these four tailwinds is why we are confident in our ability to deliver high and long-lasting growth at world class operating margins and in so doing achieve our goal of converting our enormous TAM into massive free cash flow generation. Our first quarter results provide multiple tangible examples I’d like to now share.

We signed a multi-year deal with a customer in the collectibles industry that delivered six-figure Annual Recurring Revenue (ARR) growth in Q1. Moreover, this deal should see ARR grow to $2 million in year two and into the mid-to-very-high seven figures in years 3 and beyond. Collectibles is a new industry for us, and one we believe is ripe for digital transformation in both how items are identified as well as how they are authenticated. To that end, this customer chose to start their journey with two Digimarc products, Digimarc Automate and Digimarc Validate, and we believe that as we work to ensure our valued customer’s success, there is even more we could help them accomplish beyond what is scoped in this initial agreement. Moreover, and unrelated to this deal, we are in discussions with multiple partners (both new and old) regarding opportunities to jointly provide value to other companies in this multi-hundred billion dollar per year industry. Collectibles is a perfect example of an industry that has been held back by other means of identification and authentication not working well or not working at all, and we are excited to guide this industry along its product digitization journey, and in so doing, accelerate its growth.

We signed a high five-figure ARR Digimarc Automate deal with a division of our largest commercial customer that will grow to six-figures in the very near term. We believe this new deal is yet another proof-point that we are still just scratching the surface of all the transformational value we can provide this uber-valued and tech-forward customer. We remain laser-focused on doing just that.

We upsold a long-standing Digimarc Validate customer that had historically only been focused on B2B anti-counterfeit applications but is now keenly interested in expanding the authentication capability of Digimarc Validate to end consumers. This upsell allows our customer to unlock new functionality that we just recently productized, and we believe the opportunity with this customer for B2C validation is enormous. We are excited to prove our value and earn the right to capture the entirety of the opportunity this new functionality allows, with this specific customer as well as the many, many other companies that will benefit from this newly-productized functionality.

We signed a deal with another customer interested in beginning their journey with two Digimarc products, in this case an iconic European brand interested in the power of Digimarc Engage and Digimarc Validate. While this initial deal was mid-five figures, this relationship has the potential to grow to be much larger even if the customer doesn’t expand beyond these two Digimarc products. It is also important to note that this customer understands the accretive nature of our products and has already expressed interest in another Digimarc product beyond Digimarc Engage and Digimarc Validate.

We signed a Digimarc Validate deal with an existing Digimarc Automate customer and have additional pipeline opportunities for both products with this extremely large CPG. Our focus is on not only proving the value of Digimarc Validate and Digimarc Automate but also of Digimarc as a digital transformation partner, as the upside presented by this single customer is enormous as it is not only a large company, but a very viable candidate for our full product suite.

We upsold Digimarc Engage to a long-standing Digimarc Validate customer and believe the upside from their planned rollout of Digimarc Engage will see this high-five-figure initial deal grow well into the six figures in the not-too-distant future.

Our Go-To-Market strategies are not just increasing our win rates but also our momentum, as evidenced by other Q1 deals, including a six-figure upsell of Digimarc Engage to an existing customer just over a year after the initial agreement was signed. Additionally, we secured a Digimarc Validate agreement with a new customer within 38 days of our initial discussion as well as revived a previously inactive relationship by signing a Digimarc Validate deal with another new customer only 45 days after re-engagement. These achievements highlight the effectiveness of our refined approach and the strong demand for our solutions.

The final first quarter wins that I want to highlight today involve the closing of two separate Digimarc Validate deals with divisions of an existing Digimarc customer, one with a division new to our offering, and one with a division who churned in 2023. This 2023 churn was the result of our holding firm on key terms during the renewal process, and the rebound signing is a testament to the incredible value Digimarc Validate provides. Important to note, even during the period during which this division was not a customer, they continued to act as a Digimarc champion in our conversations with other divisions and were key to our closing the new division we signed this quarter as well as progressing other divisions currently in our pipeline. We are thrilled to have this division back as a customer.

While not normally a topic discussed voluntarily in prepared remarks, I do want to spend a few minutes discussing customer churn as this is yet another area in which we differentiate. First, as this example shows, while we are not immune to churn, I expect our churn will always remain much lower than other SaaS companies as the solutions we provide tend to be mission critical and Digimarc is unique in being able to provide them. Our premium offerings also mean we do more business with established companies and the overall trends from which we benefit are unlikely to be de-funded by companies undergoing organizational change.

Also important to note that not all churn is regrettable, especially for a company that has undergone the transformation that we have executed here. As we have productized functionality previously sold as bespoke offerings and been acting with intentionality to not deviate from our long-term vision, we have been guided by a decision we made at the onset of our transformation and shared with you all on an earnings call in 2021: we will build a focused, profitable, and sustainable business versus pursuing ARR growth at all costs. Not every dollar of revenue is created equal and when forced to choose we will always prioritize the creation of long-term, not short-term, value.

While acting as a headwind to our reported net ARR growth since we began our transformation, this headwind of non-regrettable churn is predominantly behind us and what’s more, the discipline will allow us to avoid the distractions that can impede vision realization as well as maximize our overall profitability by maintaining a focus on the profitability of each customer. But this discipline can also lead to short-term benefits as well, and in Q1 we recorded a six-figure ARR upsell as a result of a legacy customer choosing to accept our right-sized pricing despite this pricing being significantly higher than their legacy deal.

Before I turn the call over to Charles, I want to touch on what we refer to as our Ecosystem Driven Opportunities: Digimarc Recycle, Digimarc Validate (Media), and Digimarc Retail Experience. While these opportunities provide game -changing upside that will be extremely fast, profitable, and sticky once they each begin to scale, the ultimate timing of when exactly that happens is tough to predict as it is ultimately outside of our direct control. These opportunities require the collaboration of multiple parties and in some cases may be accelerated by regulatory action, yet once the spark is lit, they should be extremely “sticky” and grow exponentially due to well-understood network effects and natural incentives for rapid adoption.

Do not read any signaling into what I just said, it is something we’ve said before. And also let me be very clear in saying that we remain just as excited about these three giant opportunities and just as optimistic about the impact they each will have when they do indeed begin to scale. Instead, I wanted to focus today’s prepared remarks on the other pieces of our business which don’t receive the attention from investors that we believe they should. While Digimarc Recycle, Digimarc Validate (Media), and Digimarc Retail Experience tend to make up the vast majority of investor questions, they don’t yet contribute in a meaningful way to the incredibly high - and accelerating - growth we’ve been delivering in both ARR and commercial subscription revenue.

There are many unique aspects to Digimarc, and this is yet another example. We’re delivering strong results in the parts of the business where we directly assert control while progressing and growing the untapped opportunities which will provide stair step increases in growth and profitability when they do indeed occur. An investment in Digimarc is both an investment in a quickly growing and accelerating software business with best-in-class-and-expanding gross margins and an investment in a company that is progressing towards becoming the de facto market standard in some really exciting and massive opportunities, with a third leg of value provided by our work with the world’s Central Banks that delivers steadily growing revenue and high, inflation-protected operating margins while acting as a profitable source of commercial intellectual property generation.

We are the sum of these three pillars of shareholder value and before I give an update on the Ecosystem Driven Opportunities that I fully agree are incredibly exciting components of our future, I wanted to spend the majority of this call on the incredibly exciting components of our business generating ARR today.

Digimarc Recycle: As discussed in the last call, we recently launched a new Go-To-Market avenue for this revolutionary product and I am happy to share we are in conversations with multiple parties regarding this new avenue, including two parties in the same country. We are also in conversations on two continents about leveraging our Center of Expertise Program as a way to bring our partners’ considerable heft to bear in opening Digimarc Recycle markets. Success on either of these fronts would speed the time to opening of Digimarc Recycle markets while in parallel reducing the associated costs. Success on the latter front would add the additional benefit of bringing these partners into our CoE Program and thus allow for the building of pipeline for our other products as well.

Turning to other important developments for Digimarc Recycle, the European Packaging and Packaging Waste Regulation (PPWR) has been finalized and we are all awaiting the final full text. Recall that all previous drafts of this Regulation mandated digital marking on all packaging as a means to improve waste sortation which would provide an incredibly strong tailwind for opening Digimarc Recycle markets in every country in the EU. Moreover, it has already been made public that the PPWR will mandate Deposit Return Schemes (DRS) in countries where collections are below a very high bar. This will provide equally strong tailwinds for our ability, in conjunction with partners, to apply the power of Digimarc Illuminate to power these schemes across the European Union. Recall that Digimarc Illuminate provides a differentiated and lower cost means to provide the product authentication required by a performant DRS, and this use case was a key component in the $32 million deal we signed a few quarters ago.

Also in Europe, the Holy Grail trial is in its final phase, and while the step-change improvement that digital watermarks will bring to plastic recycling is already widely-acknowledged, we are excited to support this wonderful group through the end of this trial so Digimarc Recycle can claim the powerful validation that will come from receiving an industry-driven Tech Readiness Level 9 designation. We are also supporting this group as they optimize their planning for an initial market launch, and while we are unable to speak to any updates on this front, we do want to flag to our investors to be on the lookout for an exciting update on all Holy Grail activities that we are being told will come soon.

Digimarc Validate (Media): As regulators worldwide endeavor to strike the right balance between protecting against the harm of Generative AI without stifling the incredible advancements it will bring, there is an increasing awareness that tools that can do both --  like digital watermarks -- must be seized. We are actively involved in these conversations, providing our 30 years of expertise in applying digital watermarks to build massive systems of trust and authenticity. In Q1, Digimarc was appointed as a founding member of the National Institute of Standards and Technology’s U.S. Artificial Intelligence Safety Institute Consortium and we also announced that -- along with Adobe -- we are co-chairing the new digital watermark workgroup of the Coalition for Content Provenance and Authenticity (or C2PA).

On the product front, we released the world’s first browser extension to turn Chrome into a C2PA validator and -- along with our valued partner DataTrails -- put the finishing touches on the industry’s first fully integrated content protection solution to fortify digital content using advanced digital watermarks in tandem with cryptographic proofs, a solution we announced in early April. We are big believers that of all the many benefits GenAI will bring, perhaps the greatest will be to act as the catalyst to deliver the safer, fairer, and more authentic internet we all deserve. To help deliver this much-needed future, we announced in January that we have made our SAFE digital watermarking embedding and detection tools for digital assets free to large ecosystem partners so that our Digimarc Validate customers will have easy access when they are ready to adopt at scale.

There is a lot more going on that is not yet ready for broader discussion, but before I close, I do want to point everyone to the state of California and Assembly Bill 3211, which is focused on authenticity and watermarking standards, and might end up being the “catalyst for the catalyst” and in so doing, build upon California’s proud history of leading the world on important issues. Realizing that real damage is being done every day that action is delayed, the California Assembly has a wonderfully fast timeframe in mind and I was honored to be asked to testify last week on the feasibility of the key provisions in this bill. We are excited to provide our support as this bill continues its fast progress through the California State Assembly and hopefully soon into law. Multiple global regulators are closely watching this bill, and its impact will be felt not just domestically, but around the world.

Digimarc Retail Experience: While there is little we can say about this opportunity due to the immense pride we take in being a trusted supplier, I did mention earlier in the call that we signed an Automate deal with our largest commercial customer who is also key to the broad adoption of Retail Experience by the global CPGs. The opportunities presented for digital transformation between the world’s leading product digitization company and a company that touches a mind-boggling number of products across multiple touch points -- both physical and digital -- is truly exciting, and the two most impactful ways to bring those opportunities to fruition are to a) win their business everyday through a maniacal focus on delivering them excellence and b) not speak about their business on their behalf.

I will now turn the call over to Charles to discuss our financial results.

Financial Results [Charles Beck]

Thank you Riley, and good afternoon everyone.

Continuing on the positive trends we delivered in the third and fourth quarters last year, we again delivered improved year-over-year financial performance in the first quarter this year:

•    Ending ARR1 grew to $23.9 million, representing an 85% increase;
•    Commercial subscription revenue increased 52%;
•    Subscription gross profit margin2 was 87%, a 7.5 percentage point improvement;
•    Operating expenses decreased 10%; and
•    Non-GAAP net loss decreased $3.5 million or 39%.

I highlight these areas again as they are all critical drivers towards reaching positive free cash flow.

Before I begin a deeper review of the quarter, I want to highlight that we have posted a Quarterly Earnings Snapshot presentation to the Investor Relations section of our website, along with our normal quarterly materials. The Quarterly Earnings Snapshot is broken into two parts. The first part provides an overview of our business and contains - among other things - a deeper dive into our three different commercial GTM motions as well as key details of the three pillars of shareholder value, which Riley highlighted earlier. The second part provides an overview of the quarter and presents our financial KPI’s with relevant comparative and trended data. As you will see, we have delivered accelerating growth in both the 1-year and 3-year periods for ARR and commercial subscription revenue, as well as a material improvement in our subscription gross profit margins. We will continue to refine the material in the Quarterly Earnings Snapshot in the quarters ahead, and we welcome your feedback as we strive to provide our investors continued clarity and transparency.

ARR increased 85% from $13.0 million at the end of March last year to $23.9 million at the end of March this year. The increase in ARR largely reflects the impact of new customer contracts and several important customer upsells. As a reminder, we believe ARR is the best leading indicator for future commercial subscription revenue growth. Revenue growth will lag ARR growth as commercial subscription revenue is generally recognized ratably over a contract term versus ARR is calculated upfront upon entering into a contract. You can see this in looking at our Q1 results as ARR increased 85% year-over-year while commercial subscription revenue increased 52%.

Total revenue for the quarter was $9.9 million, an increase of $2.1 million or 27% from $7.8 million in Q1 last year, reflecting strong growth in subscription revenue.

Subscription revenue, which accounted for 58% of total revenue for the quarter, grew 48% from $3.9 million to $5.8 million. The increase reflects subscription revenue recognized on new customer contracts as well as upsells on existing customer contracts. Commercial subscription revenue grew at an even higher rate at 52%.

Service revenue increased 6% from $4.0 million to $4.2 million. The increase primarily reflects the timing of program work with the Central Banks.

Subscription gross profit margin improved from 79.5% in Q1 last year to 87.0% in Q1 this year, representing a 7.5 percentage point improvement. The large increase year-over-year reflects both the strong growth in subscription revenue combined with a favorable mix in subscription revenue to our newer products, which have higher gross profit margins than our legacy products.

Service gross profit margin was down slightly from 56.7% in Q1 last year to 56.0% in Q1 this year. It is not unusual to see some fluctuation in service margins depending on labor mix for services work. We expect to generate mid-50 percent service gross profit margins on a normalized basis.

Operating expenses for the quarter were $17.1 million compared to $19.0 million in Q1 last year, a decrease of 10%. Operating expenses in Q1 last year included $2.1 million of one-time severance costs for organizational changes we made in February 2023. Excluding these severance costs, operating expenses were up only $200 thousand year-over-year or 1%, reflecting the impact of annual compensation adjustments for our employees, offset by lower headcount. Company-wide, we continue to focus on ways to maximize our productivity and efficiency as an organization in order to minimize the impact of rising labor and other costs.

Non-GAAP operating expenses, which excludes non-cash and non-recurring items, were $13.8 million for the quarter, down 11%, compared to $15.5 million in Q1 last year.

Net loss per share for the quarter was 50 cents versus 70 cents in Q1 last year. Non-GAAP net loss per share was also considerably lower for the quarter at 27 cents versus 45 cents in Q1 last year.

We ended the quarter with $48.9 million in cash and short-term investments, after raising $32.5 million of gross proceeds through a registered direct offering that closed in February.

Free cash flow3 usage was $8.6 million for the quarter, compared to $8.9 million in Q1 last year. As we foreshadowed on the last earnings call, free cash flow usage in Q1 included annual cash incentive payments to our employees. The Company paid annual cash incentives of $2.9 million in Q1 to our employees for exceeding our 2023 financial targets and strategic goals. Excluding these cash incentive payments, free cash flow usage would have been $5.7 million. Given cash flows can fluctuate quarter to quarter depending on the timing of cash inflows and outflows, we continue to believe that a good proxy for a normalized level of free cash flow is using non-GAAP loss and adding the small amount of capital expenditures we invest. Our non-GAAP loss was $5.5 million during Q1 this year versus $9.0 in Q1 last year, a decrease of 39%. We also used an additional $1.8 million of cash in Q1 for share repurchases.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that will be filed with the SEC later this week.

I will now turn the call back over to Riley for final remarks.

1 Annual Recurring Revenue (ARR) is a company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.
2 Subscription gross profit margin excludes amortization expense on acquired intangible assets.
3 Free cash flow includes cash used in operating activities, the purchase of property and equipment and capitalized patent costs.

Final Remarks [Riley McCormack]

Thanks Charles.

Q1 was another strong quarter for Digimarc. Compared to the quarter a year ago, we grew quarter-ending ARR 85%, grew commercial subscription revenue 52%, and expanded subscription gross profit margin 7.5 percentage points to 87.0%.

While investors remain understandably – and rightfully -- excited about what our massive Ecosystem Driven Opportunities will contribute to our future, I am so proud of what the team is delivering in the massive opportunities in front of us today. Our topline growth has been accelerating from already high levels, our best-in-class Gross Profit Margin continues to expand, and we are positioned to convert an incredibly high percentage of the resultant Gross Profit dollars to the bottom line by leveraging our partners to further boost our topline in an incredibly OpEx efficient way.

There are many things that make Digimarc a unique (and generational) investment opportunity. The fact we have three very real, tangible, and quantifiable pillars to our shareholder value story is one of the most powerful and, at the same time, perhaps the least understood. I encourage you all to review the Quarterly Earnings Snapshot deck Charles referenced for more on this front.

As always, we remain focused on positioning ourselves to convert our large Total Addressable Market into substantial free cash flow by delivering high and long-lasting growth at world class operating margins. Q1 provided multiple tangible examples of our progress against this focus and we remain excited for what’s ahead.

Operator, we will now open up the call for questions.